EXHIBIT 16.1 TO FORM 8-K

April 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 29, 2004, of Johnson Outdoors, Inc. and are in agreement with the statements contained in the second and third paragraphs of Item 4(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP